 Exhibit 99.1

CANEX Metals Inc.

Suite 1620, 734 - 7th Avenue S.W., Calgary, Alberta, T2P 3P8

PH: 403.233.2636 fax: 403.266.2606

NEWS RELEASE: 26-13	June 5, 2026

	Trading Symbol:	TSX Venture-CANX

CANEX ANNOUNCES GOLD BASIN RESOURCES SHAREHOLDERS APPROVE MERGER ARRANGEMENT WITH CANEX WITH 75.82% SUPPORT

Calgary, Alberta - CANEX Metals Inc. (“CANEX” or the “Company”) (TSX.V:CANX) is pleased to report that Gold Basin Resources Corporation (“Gold Basin”) (TSX.V:GXX) held its special meeting (the “Meeting”) of shareholders (“Gold Basin Shareholders”) at 10:00 a.m. (Vancouver time) on June 4, 2026, and Gold Basin Shareholders approved the previously announced arrangement (the “Arrangement”) with CANEX Metals Inc. (“CANEX”).

A special resolution approving the Arrangement was approved by approximately 75.82% of the votes cast at the Meeting, in person or by proxy, by the Gold Basin Shareholders. The Arrangement agreement required a vote of 66 2/3% of votes at the meeting to pass. The Arrangement is subject to final approval by the TSX Venture Exchange (the “TSXV”) and the Supreme Court of British Columbia (the “Court”). The Court hearing for the final order to approve the Arrangement is scheduled to take place on June 8, 2026, and the completion of the Arrangement is expected to occur on June 10, 2026.

A total of 99,880,759 votes were cast at the Meeting representing 73.9% of all issued and outstanding Gold Basin shares. A total of 75,580,049 Gold Basin shares were voted for the Arrangement and 24,099,304 voted against. This very high voter turnout and strong support for the Arrangement gives CANEX a strong mandate to move the combined district forward.

On closing of the Arrangement, the Gold Basin Shareholders (other than CANEX) will receive 0.592 of a common share of CANEX for each Gold Basin share held (the “Consideration Shares”). Gold Basin received notices of dissent from registered Gold Basin Shareholders holding 29,347,888 Gold Basin shares, representing approximately 21.72% of the issued and outstanding shares of Gold Basin. The treatment of dissenting Gold Basin Shareholders is set out in Gold Basin’s management information circular dated May 14, 2026.

Shane Ebert, President of CANEX stated, “This successful vote marks a major milestone for CANEX Metals and is the culmination of a year long process to consolidate and advance the Gold Basin mining district for the benefit of both CANEX and Gold Basin Shareholders. Pending court and regulatory approval we welcome all Gold Basin shareholders that have voted to support CANEX and our team, and we will work diligently to unlock the value of this extraordinary gold district. In their short tenure, the new Gold Basin management team has made exceptional progress repairing past damage previously inflicted on Gold Basin, and preserving the integrity of the Gold Basin asset. Gold Basin has declared the purported Helix Joint Venture Agreement invalid with no legal standing, the Charrua Loan and its attempt to strip Gold Basin assets has been settled, and multiple lawsuits, debts, and regulatory deficiencies have been addressed. Our team looks forward to getting through the final stages of the Arrangement and focusing our attention on exploration and advancement.”

About CANEX Metals

CANEX Metals (TSX.V:CANX) is a Canadian junior exploration company and the controlling shareholder of Gold Basin Resources, owning 51.86% of Gold Basin, and is working to complete a full merger of Gold Basin into CANEX. CANEX is advancing its 100% owned Gold Range Project in Mohave County, Arizona. With several near surface bulk tonnage gold discoveries made to date across a 4 km gold mineralized trend, the Gold Range Project is a compelling early-stage opportunity for investors. Gold Basin Resources holds the adjacent Gold Basin Project which hosts large, mineralized trends containing near surface oxide gold mineralization and has seen over 800 historic and current drill holes into mineralized deposits up to 1.7 kilometres in length. CANEX is working toward a full combination with Gold Basin to unlock the potential of this very large and highly prospective advanced gold district.

CANEX is also advancing the Louise Copper-Gold Porphyry Project in British Columbia. Louise contains a large historic copper-gold resource that has seen very little deep or lateral exploration, offering investors copper and gold discovery potential. CANEX is led by an experienced management team which has made three notable porphyry and bulk tonnage discoveries in North America and is sponsored by Altius Minerals (TSX: ALS), a large shareholder of the Company.

“Shane Ebert”

Shane Ebert, President/Director

For Further Information Contact:

Shane Ebert at 1.250.964.2699 or

Jean Pierre Jutras at 1.403.233.2636

Web: http://www.canexmetals.ca

Neither the TSX Venture Exchange nor its regulation services provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

This news release contains "forward-looking information" within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as “subject to”, “scheduled”, “expected”, “looks forward”, “working” ,”potential”, “progress” or variations of such words and phrases or stating that certain actions, events or results "may", “can”, "shall" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements.

In this news release, forward-looking statements relate to, among other things, statements regarding: final approval of the Arrangement by the TSXV; the final order of the Court to approve the Arrangement; the closing of the Arrangement; the treatment of dissenting Gold Basin Shareholders; consolidation, advancement and unlocking the value of the Gold Basin mining district; repairing past damage previously inflicted on Gold Basin; preservation of the integrity of the Gold Basin asset; addressing Gold Basin’s lawsuits, debts and regulatory deficiencies; advancement of the Gold Range project; and advancement of the Louise Copper-Gold Porphyry Project. These forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements.

In respect of the forward-looking statements, Gold Basin has relied on certain assumptions that it believes are reasonable at this time, including assumptions as to the ability of the parties to receive, in a timely manner and on satisfactory terms, the necessary regulatory, court, stock exchange and other third party approvals and the ability of CANEX and Gold Basin to satisfy, in a timely manner, the other conditions to the completion of the Arrangement, the Court declaring the invalidity of the purported Helix Joint Venture Agreement, CANEX’s plans for Gold Basin and the Company’s ability to fund payment of dissenting Gold Basin Shareholders and exploration and development of a consolidated oxide gold district in Northern Arizona This timeline may change for a number of reasons, including the inability to secure necessary regulatory, court, stock exchange or other third-party approvals or financing in the time assumed or the need for additional time to satisfy the other conditions to the completion of the Arrangement. Accordingly, readers should not place undue reliance on the forward-looking statements and information contained in this news release concerning these times.

Risks and uncertainties that may cause such differences include but are not limited to: the risk that the Arrangement may not be completed on a timely basis, if at all; the risk that the Arrangement may involve unexpected costs, liabilities or delays; the possibility that legal proceedings may be instituted against CANEX, Gold Basin, and/or others relating to the Arrangement and the outcome of such proceedings; risks relating to the failure to obtain necessary regulatory, court, and stock exchange approvals; financing risk; and other risks inherent in the mining industry. Failure to obtain the requisite approvals, or the failure of the parties to otherwise satisfy the conditions to or complete the Arrangement, may result in the Arrangement not being completed on the proposed terms, or at all. In addition, if the Arrangement is not completed, the announcement of the Arrangement and the dedication of substantial resources of CANEX to complete the Arrangement could have a material adverse impact on CANEX’s share price, its current business relationships and on the current and future operations, financial condition, and prospects of CANEX. The Company disclaims any responsibility to update these forward-looking statements, except as required by applicable laws.